Exhibit 99.1

For Immediate Release

Date: October 22, 2026

Contact:	Richard J. O’Neil, Jr.
President and Chief Executive Officer

Phone:	617-387-1110
Email:	rjoneil@everettbank.com

ECB Bancorp, Inc. Reports Third Quarter Results

EVERETT, MA, October 22, 2026 - ECB Bancorp, Inc. (NASDAQ: ECBK) (the “Company”), the holding company for Everett Co-operative Bank (the “Bank”), a state-chartered co-operative bank headquartered in Everett, Massachusetts, today reported net income of $3.4 million, or $0.40 per diluted share for the quarter ended September 30, 2026, as compared to $3.3 million, or $0.39 per diluted share for the prior quarter.

FINANCIAL HIGHLIGHTS

(dollars in thousands, except share data)	Q3 2026	Q2 2026	Q3 2025
Net interest and dividend income	$10,790	$10,035	$8,456
Net income	$3,391	$3,261	$2,439
Diluted earnings per share	$0.40	$0.39	$0.29
Return on average assets	0.80%	0.79%	0.63%
Return on average equity	7.36%	7.32%	5.72%
Net interest margin	2.56%	2.45%	2.19%
Efficiency ratio (1)	56.56%	56.21%	60.91%
Book value per common share	$21.16	$20.56	$19.18
Total non-performing assets to total assets	0.08%	0.09%	0.07%
Total assets	$1,693,081	$1,671,515	$1,552,653
Total loans	$1,459,613	$1,404,152	$1,316,366
Total deposits	$1,210,971	$1,192,702	$1,108,605

(1) Noninterest expense divided by net interest and dividend income + noninterest income (non-GAAP).

CEO COMMENTARY

Richard J. O’Neil, Jr., President and Chief Executive Officer, said, "We are pleased with our third quarter results, which reflect solid momentum with growth of the balance sheet and continued improvement in our earnings. Net income increased to $3.4 million, or $0.40 per diluted share, compared to $3.3 million in the prior quarter and $2.4 million in the third quarter of last year. Our net interest margin expanded 11 basis points to 2.56%, driven by loan growth and higher yields on interest-earning assets. Our efficiency ratio of 56.6% reflects our continued focus on disciplined expense management, even as we invest in the growth of our franchise. Loan growth was strong, with total loans increasing $55.5 million, or 3.9%, during the quarter. At the same time, deposits excluding brokered deposits grew $63.2 million. Credit quality remains strong, with non-performing assets of just 0.08% of total assets, and book value per share increased to $21.16. We are excited to open our new Medford branch, our fourth full-service location, which expands our presence in our core market and positions us for continued growth in the communities we serve. We remain focused on disciplined growth, prudent risk management and building long-term value for our shareholders."

BALANCE SHEET

Total assets were $1.69 billion at September 30, 2026, as compared to $1.67 billion at June 30, 2026, or an increase of $21.6 million, or 1.3%.

Cash and cash equivalents were $96.1 million at September 30, 2026, as compared to $124.0 million at June 30, 2026, or a decrease of $27.9 million, or 22.5%. The decrease in cash and cash equivalents was primarily due to loan growth that exceeded deposit growth for the quarter.

Interest-earning time deposits were $2.2 million at September 30, 2026, as compared to $14.2 million at June 30, 2026, or a decrease of $12.0 million, or 84.2%. This decrease was due to maturities of interest-earning time deposits.

Investments in securities available for sale were $48.7 million at September 30, 2026, as compared to $40.1 million at June 30, 2026, or an increase of $8.6 million, or 21.5%. This increase was driven by purchases of new securities, partially offset by increased unrealized losses in the portfolio due to market rate increases.

Investments in securities held to maturity were $43.4 million at September 30, 2026, as compared to $50.5 million at June 30, 2026, or a decrease of $7.1 million, or 14.0%. This decrease was due to maturities, calls and principal paydowns of securities.

Total gross loans were $1.46 billion at September 30, 2026, as compared to $1.40 billion at June 30, 2026, or an increase of $55.5 million, or 3.9%. Loan growth during the quarter was broad-based, with increases in every loan category, led by commercial real estate, multi-family and construction loans.

•	Commercial real estate loans increased $14.6 million, or 4.2%, to $359.5 million at September 30, 2026 from $344.8 million at June 30, 2026.
•	Multi-family real estate loans increased $14.2 million, or 3.4%, to $431.8 million at September 30, 2026 from $417.6 million at June 30, 2026.
•	Construction loans increased $13.8 million, or 14.4%, to $109.6 million at September 30, 2026 from $95.8 million at June 30, 2026.
•	One-to-four family residential real estate loans increased $9.4 million, or 1.9%, to $497.7 million at September 30, 2026 from $488.3 million at June 30, 2026.
•	Home equity lines of credit increased $2.6 million, or 4.8%, to $57.1 million at September 30, 2026 from $54.5 million at June 30, 2026.
•	Consumer loans increased $620,000, or 364.7%, to $790,000 at September 30, 2026 from $170,000 at June 30, 2026.
•	Commercial loans increased $157,000, or 5.2%, to $3.2 million at September 30, 2026 from $3.0 million at June 30, 2026.

Total deposits were $1.21 billion at September 30, 2026, as compared to $1.19 billion at June 30, 2026, or an increase of $18.3 million, or 1.5%. Deposits excluding brokered deposits increased $63.2 million during the quarter, while brokered deposits decreased $45.0 million.

•	Money market deposit accounts increased $47.2 million, or 20.9%, to $273.5 million at September 30, 2026 from $226.3 million at June 30, 2026.
•	Interest-bearing checking accounts increased $2.5 million, or 13.8%, to $20.2 million at September 30, 2026 from $17.7 million at June 30, 2026.
•	Savings accounts increased $2.3 million, or 3.1%, to $78.6 million at September 30, 2026 from $76.3 million at June 30, 2026.
•	Demand deposit accounts decreased $10.7 million, or 10.4%, to $92.1 million at September 30, 2026 from $102.8 million at June 30, 2026.
•

Certificates of deposit decreased $23.1 million, or 3.0%, to $746.6 million at September 30, 2026 from $769.7 million at June 30, 2026. The decrease reflected a $45.0 million reduction in brokered certificates of deposit, partially offset by growth in retail certificates of deposit.

FHLB advances were $282.5 million at September 30, 2026, as compared to $285.0 million at June 30, 2026, or a decrease of $2.5 million, or 0.9%.

Total shareholders’ equity was $184.9 million as of September 30, 2026, as compared to $179.9 million as of June 30, 2026, or an increase of $5.0 million, or 2.8%. This increase is primarily the result of earnings of $3.4 million and an increase in accumulated other comprehensive income (“AOCI”) of $1.2 million. The increase in AOCI was driven by an increase in the fair value of cash flow hedges, partially offset by increased unrealized losses in the portfolio of securities available for sale. Our book value per share increased by $0.60 to $21.16 at September 30, 2026 from $20.56 at June 30, 2026.

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before provision for credit losses was $10.8 million for the quarter ended September 30, 2026, as compared to $10.0 million for the prior quarter, representing an increase of $755,000, or 7.5%. The increase was primarily driven by higher average loan balances and higher yields on loans, along with lower average certificate of deposit balances, partially offset by higher average balances of FHLB advances and money market accounts. Interest and dividends on securities for the third quarter included $100,000 of accelerated discount accretion recognized upon the call of an investment security. The resulting net interest margin increased 11 basis points to 2.56% for the quarter ended September 30, 2026 as compared to 2.45% for the prior quarter. The linked-quarter increase reflected a 7 basis point increase in the yield on interest-earning assets to 5.53%, while the cost of interest-bearing liabilities decreased 1 basis point to 3.52%. The provision for credit losses was $205,000 for the quarter ended September 30, 2026, as compared to $61,000 for the prior quarter. The higher provision primarily reflected loan growth during the third quarter, partially offset by a lower provision for off-balance sheet commitments. The combination of these items resulted in net interest and dividend income after provision for credit losses of $10.6 million for the quarter ended September 30, 2026, as compared to $10.0 million for the prior quarter, or an increase of $611,000, or 6.1%.

NONINTEREST INCOME

Noninterest income was $304,000 for the quarter ended September 30, 2026, unchanged from $304,000 for the prior quarter. A decrease of $5,000 in net gains on sales of loans was offset by increases of $3,000 in other income and $2,000 in income from bank-owned life insurance.

NONINTEREST EXPENSE

Noninterest expense was $6.3 million for the quarter ended September 30, 2026, as compared to $5.8 million for the prior quarter, or an increase of $463,000, or 8.0%. Salaries and employee benefits were $3.9 million for the quarter ended September 30, 2026, as compared to $3.6 million for the prior quarter, or an increase of $256,000, or 7.1%. The increase was primarily driven by new hires related to the Company’s new Medford branch, as well as higher incentive accruals. Professional fees were $325,000 for the quarter ended September 30, 2026, as compared to $248,000 for the prior quarter, or an increase of $77,000, or 31.0%. The increase was primarily attributable to audit-related costs. Advertising and promotions expenses were $390,000 for the quarter ended September 30, 2026, as compared to $317,000 for the prior quarter, or an increase of $73,000, or 23.0%. The increase reflected continued investment in the Company’s marketing initiatives, including marketing related to the new Medford branch, new branding and campaign development, and the launch of new digital advertising initiatives. Data processing expense was $386,000 for the quarter ended September 30, 2026, as compared to $337,000 for the prior quarter, or an increase of $49,000, or 14.5%, primarily due to a $56,000 contract termination fee incurred during the quarter.

INCOME TAXES

We recorded a provision for income tax expense of $1.2 million for the quarter ended September 30, 2026, as compared to a provision for income tax expense of $1.2 million for the prior quarter, reflecting effective tax rates of 26.5% and 27.0%, respectively.

ASSET QUALITY

Asset quality remains strong. The allowance for credit losses on loans in total and as a percentage of total loans as of September 30, 2026 was $10.3 million and 0.71%, respectively, as compared to $10.2 million and 0.73%, respectively, as of June 30, 2026. For the quarter ended September 30, 2026, the Company recorded $2,000 in net charge-offs, as compared to $2,000 for the prior quarter. Total non-performing assets were $1.4 million, or 0.08%, of total assets as of September 30, 2026, as compared to $1.5 million, or 0.09%, of total assets as of June 30, 2026.

Company Profile

ECB Bancorp, Inc. is headquartered in Everett, Massachusetts and is the holding company for Everett Co-operative Bank. The Bank provides financial services to individuals, families, municipalities and businesses through its four full-service branch offices located in Everett, Lynnfield, Woburn and Medford*, Massachusetts. The Company's common stock is traded on the NASDAQ Capital Market under the symbol "ECBK." For more information, visit the Company's website at www.everettbank.com.

*Medford branch opened on October 13, 2026.

Forward-looking statements

Certain statements herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, the Company's ability to continue to increase loan and deposit growth, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

ECB Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

(unaudited)

(dollars in thousands except share data)

	As of			September 30, 2026 Change From
	September 30, 2026	June 30, 2026	September 30, 2025	June 30, 2026		September 30, 2025

ASSETS
Cash and due from banks	$2,707	$2,943	$3,351	$(236)	-8.0%	$(644)	-19.2%
Short-term investments	93,377	121,026	99,269	(27,649)	-22.8%	(5,892)	-5.9%
Total cash and cash equivalents	96,084	123,969	102,620	(27,885)	-22.5%	(6,536)	-6.4%
Interest-earning time deposits	2,248	14,245	7,998	(11,997)	-84.2%	(5,750)	-71.9%
Investments in available-for-sale securities (at fair value)	48,686	40,065	31,020	8,621	21.5%	17,666	57.0%
Investments in held-to-maturity securities, at amortized cost (fair values of $38,674 at September 30, 2026, $46,837 at June 30, 2026 and $54,729 at September 30, 2025)	43,388	50,452	58,485	(7,064)	-14.0%	(15,097)	-25.8%
Loans held-for-sale	—	—	—	—	—	—	—
Loans, net of allowance for credit losses of $10,330 at September 30, 2026, $10,238 at June 30, 2026 and $10,015 at September 30, 2025	1,448,546	1,393,194	1,305,547	55,352	4.0%	142,999	11.0%
Federal Home Loan Bank stock, at cost	13,290	12,203	11,102	1,087	8.9%	2,188	19.7%
Premises and equipment, net	4,591	3,496	3,427	1,095	31.3%	1,164	34.0%
Accrued interest receivable	5,577	5,266	5,251	311	5.9%	326	6.2%
Deferred tax asset, net	4,848	4,982	5,612	(134)	-2.7%	(764)	-13.6%
Bank-owned life insurance	15,777	15,656	15,299	121	0.8%	478	3.1%
Other assets	10,046	7,987	6,292	2,059	25.8%	3,754	59.7%
Total assets	$1,693,081	$1,671,515	$1,552,653	$21,566	1.3%	$140,428	9.0%

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$92,125	$102,806	$84,759	$(10,681)	-10.4%	$7,366	8.7%
Interest-bearing	1,118,846	1,089,896	1,023,846	28,950	2.7%	95,000	9.3%
Total deposits	1,210,971	1,192,702	1,108,605	18,269	1.5%	102,366	9.2%
Federal Home Loan Bank advances	282,500	285,000	259,815	(2,500)	-0.9%	22,685	8.7%
Other liabilities	14,740	13,934	14,924	806	5.8%	(184)	-1.2%
Total liabilities	1,508,211	1,491,636	1,383,344	16,575	1.1%	124,867	9.0%

Shareholders' Equity:
Preferred Stock, par value $0.01; Authorized: 1,000,000 shares; No shares issued	—	—	—	—	0.0%	—	0.0%
Common Stock, par value $0.01; Authorized: 30,000,000 shares; Issued and outstanding: 8,737,641 shares, 8,747,150 shares and 8,825,827 shares at September 30, 2026, June 30, 2026 and September 30, 2025, respectively	87	87	88	—	0.0%	(1)	-1.1%
Additional paid-in capital	83,036	82,770	83,162	266	0.3%	(126)	-0.2%
Retained earnings	105,391	102,000	93,021	3,391	3.3%	12,370	13.3%
Accumulated other comprehensive income (loss)	1,953	712	(998)	1,241	174.3%	2,951	-295.7%
Unearned compensation - ESOP	(5,597)	(5,690)	(5,964)	93	-1.6%	367	-6.2%
Total shareholders' equity	184,870	179,879	169,309	4,991	2.8%	15,561	9.2%
Total liabilities and shareholders' equity	$1,693,081	$1,671,515	$1,552,653	$21,566	1.3%	$140,428	9.0%

Book value per common share	$21.16	$20.56	$19.18	$0.60	2.9%	$1.98	10.3%

Regulatory Capital Ratios (Everett Co-operative Bank)
Total capital to risk weighted assets	14.52%	14.90%	14.68%	-0.38%		-0.16%
Tier 1 capital to risk weighted assets	13.59%	13.94%	13.71%	-0.35%		-0.12%
Tier 1 capital to average assets	9.82%	9.81%	9.85%	0.01%		-0.03%

ECB Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

(unaudited)

(dollars in thousands except share data)

	For the Three Months Ended			Three Months Ended September 30, 2026 Change From Three Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025	June 30, 2026		September 30, 2025
Interest and dividend income:
Interest and fees on loans	$20,602	$19,748	$18,153	$854	4.3%	$2,449	13.5%
Interest and dividends on securities	1,319	1,193	1,032	126	10.6%	287	27.8%
Interest on short-term investments	990	1,058	1,204	(68)	-6.4%	(214)	-17.8%
Interest on interest-earning time deposits	203	139	28	64	46.0%	175	625.0%
Total interest and dividend income	23,114	22,138	20,417	976	4.4%	2,697	13.2%
Interest expense:
Interest on deposits	9,227	9,458	9,548	(231)	-2.4%	(321)	-3.4%
Interest on Federal Home Loan Bank advances	3,097	2,645	2,413	452	17.1%	684	28.3%
Total interest expense	12,324	12,103	11,961	221	1.8%	363	3.0%
Net interest and dividend income	10,790	10,035	8,456	755	7.5%	2,334	27.6%
Provision for credit losses	205	61	183	144	236.1%	22	12.0%
Net interest and dividend income after provision for credit losses	10,585	9,974	8,273	611	6.1%	2,312	27.9%
Noninterest income:
Customer service fees	152	152	147	—	0.0%	5	3.4%
Income from bank-owned life insurance	121	119	121	2	1.7%	—	0.0%
Net gain on sales of loans	4	9	55	(5)	-55.6%	(51)	-92.7%
Other income	27	24	18	3	12.5%	9	50.0%
Total noninterest income	304	304	341	—	0.0%	(37)	-10.9%
Noninterest expense:
Salaries and employee benefits	3,863	3,607	3,373	256	7.1%	490	14.5%
Director compensation	200	199	204	1	0.5%	(4)	-2.0%
Occupancy and equipment	283	288	254	(5)	-1.7%	29	11.4%
Data processing	386	337	331	49	14.5%	55	16.6%
Computer software and licensing	121	113	116	8	7.1%	5	4.3%
Advertising and promotions	390	317	172	73	23.0%	218	126.7%
Professional fees	325	248	298	77	31.0%	27	9.1%
Federal Deposit Insurance Corporation deposit insurance	255	242	237	13	5.4%	18	7.6%
Other expense	452	461	373	(9)	-2.0%	79	21.2%
Total noninterest expense	6,275	5,812	5,358	463	8.0%	917	17.1%
Income before income tax expense	4,614	4,466	3,256	148	3.3%	1,358	41.7%
Income tax expense	1,223	1,205	817	18	1.5%	406	49.7%
Net income	$3,391	$3,261	$2,439	130	4.0%	952	39.0%
Share data:
Weighted average shares outstanding, basic	7,989,369	8,001,325	8,023,681	(11,956)	-0.1%	(34,312)	-0.4%
Weighted average shares outstanding, diluted	8,393,169	8,336,695	8,274,506	56,474	0.7%	118,663	1.4%
Earnings per share, basic	$0.42	$0.41	$0.30	0.01	2.4%	0.12	40.0%
Earnings per share, diluted	$0.40	$0.39	$0.29	0.01	2.6%	0.11	37.9%

AVERAGE BALANCE, RATE & YIELD ANALYSIS

	For the Three Months Ended
	September 30, 2026			June 30, 2026			September 30, 2025
	Average			Average			Average
	Outstanding		Yield/	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Total loans	$1,429,432	$20,602	5.72%	$1,393,019	$19,748	5.69%	$1,302,904	$18,153	5.53%
Securities (1)	90,454	1,126	4.94	89,533	991	4.44	86,398	844	3.88
Short-term investments	105,324	990	3.73	115,440	1,058	3.68	108,653	1,204	4.40
Interest-earning time deposits	19,659	203	4.10	13,612	139	4.10	2,548	28	4.36
Total interest-earning assets	1,644,869	22,921	5.53%	1,611,604	21,936	5.46%	1,500,503	20,229	5.35%
Non-interest-earning assets	43,886			40,113			39,057
Total assets	$1,688,755			$1,651,717			$1,539,560

Interest-bearing liabilities:
Checking accounts	20,334	5	0.10%	19,415	4	0.08%	18,226	4	0.09%
Savings accounts	76,004	293	1.53	78,815	302	1.54	91,144	481	2.09
Money market accounts	246,529	1,912	3.08	221,139	1,593	2.89	217,543	1,846	3.37
Certificates of deposit	734,424	7,017	3.79	785,497	7,559	3.86	696,263	7,217	4.11
Total interest-bearing deposits	1,077,291	9,227	3.40	1,104,866	9,458	3.43	1,023,176	9,548	3.70
Federal Home Loan Bank advances	310,652	3,097	3.96	269,032	2,645	3.94	243,673	2,413	3.93
Total interest-bearing liabilities	1,387,943	12,324	3.52%	1,373,898	12,103	3.53%	1,266,849	11,961	3.75%
Non-interest-bearing demand deposits	104,073			85,352			89,252
Non-interest-bearing liabilities	13,883			13,738			14,165
Total liabilities	1,505,899			1,472,988			1,370,266
Shareholders' equity	182,856			178,729			169,294
Total liabilities and shareholders' equity	$1,688,755			$1,651,717			$1,539,560

Net interest income		$10,597			$9,833			$8,268
Net interest rate spread (2)			2.01%			1.93%			1.60%
Net interest-earning assets (3)	$256,926			$237,706			$233,654
Net interest margin (4)			2.56%			2.45%			2.19%

Average interest-earning assets to average interest-bearing liabilities	118.51%			117.30%			118.44%

(1)	Excludes interest and dividends on cost method investments of $193,000, $202,000 and $188,000 for the three months ended September 30, 2026, June 30, 2026 and September 30, 2025, respectively.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.